Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1, dated as of April 28, 2011 (this “Amendment”), to the Rights Agreement, dated as of August 12, 2008 (the “Rights Agreement”), by and between SunPower Corporation (the “Company”) and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

RECITALS

WHEREAS, the Company intends to enter into a Tender Offer Agreement, dated as of April 28, 2011 (as it may be amended or supplemented from time to time, the “Tender Offer Agreement”), by and among Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France, and the Company;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Tender Offer Agreement and approved the execution and delivery by the Company of the Tender Offer Agreement, the performance by the Company of the covenants and agreements contained therein and the consummation of the transactions contemplated thereby in accordance with the Delaware General Corporation Law upon the terms and subject to the conditions contained therein;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment;

WHEREAS, no Distribution Date has occurred and no Person is an Acquiring Person;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time at which the Rights cease to be redeemable pursuant to Section 23 of the Rights Agreement, and subject to the penultimate sentence of Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights or Common Shares; and

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and hereby directs the Rights Agent to execute this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby amend the Rights Agreement as follows:

1. Section 1 of the Rights Agreement is hereby amended by adding the following new Section 1(ll) immediately following Section 1(kk):

“(ll) “Tender Offer Agreement” means the Tender Offer Agreement, dated as of April 28, 2011, as it may be amended or supplemented from time to time, by and between Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Terra”), and the Company.”

2. Section 1 of the Rights Agreement is hereby further amended by adding the following new Section 1(mm) immediately following Section 1(ll):

“(mm) Notwithstanding anything in this Agreement to the contrary, (i) neither Terra nor any of its Affiliates will be deemed to be or have become an Acquiring Person, (ii) none of a Distribution Date, a Share Acquisition Date, a Flip-in Event, a Flip-over Event or a Triggering Event will be deemed to occur or to have occurred, and (iii) the Rights will not become separable, distributable, unredeemable, triggered or exercisable, in each such case by reason or as a result of (w) the approval, execution or delivery of the Tender Offer Agreement, (x) the commencement or consummation of the Offer (as defined in the Tender Offer Agreement), (y) the consummation of the other transactions contemplated by the Tender Offer Agreement and the Related Agreements (as defined in the Tender Offer Agreement), or (z) the public or other announcement of any of the foregoing.”

3. Exhibits C and D to the Rights Agreement are deemed to be amended in a manner consistent with this Amendment.

4. This Amendment will be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

5. The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment and will remain in full force and effect.

6. This Amendment may be executed in any number of counterparts (including by fax and .pdf) and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.

7. This Amendment will be effective as of, and immediately prior to, the execution and delivery of the Tender Offer Agreement, and all references to the Rights Agreement will, from and after such time, be deemed to be references to the Rights Agreement as amended hereby. A signature to this Amendment transmitted electronically will have the same authority, effect and enforceability as an original signature.

8. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies to the Rights Agent in his or her capacity as an officer on behalf of the Company that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement. The Company will notify the Rights Agent promptly after this Amendment becomes effective to confirm such effectiveness.

9. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the effective time stated above.

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Name: Thomas H. Werner
Title: Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administrator

[Signature Page to Amendment No. 1 to Rights Agreement]